Exhibit 12.2

                         Atlantic City Electric Company
                             SEC Registration Method
  Ratio of Earnings to Combined Fixed Charges & Preferred Dividend Requirements

                                                                                                          Twelve       Twelve
                                                           Years Ended December 31,                       Months       Months
                                       -------------------------------------------------------------    Ended June   Ended June
                                          1991         1992         1993         1994         1995       30, 1995     30, 1996
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net Income .........................   $ 107,428    $ 107,446    $ 109,026    $  93,174    $  98,752    $  76,298    $ 100,642
                                       =========    =========    =========    =========    =========    =========    =========

Federal Income Taxes
 Current ...........................   $  37,759    $  33,661    $  29,680    $  30,014    $  32,458    $  40,507       38,209
 Deferred ..........................       3,957       16,064       18,747        8,650       18,230      (11,925)      14,495
Investment Tax Credits-net .........      (2,537)      (2,534)      (2,534)      (2,534)      (2,534)      (2,534)      (2,534)
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total Taxes ........................   $  39,179    $  47,191    $  45,893    $  36,130    $  48,154    $  26,048    $  50,170
                                       =========    =========    =========    =========    =========    =========    =========

Fixed charges
 Interest on long term debt ........   $  49,081    $  50,719    $  56,279    $  53,747    $  56,547    $  54,229    $  57,309
 Amortization of debt expense,
   discount and premium, net .......       2,520        2,565        3,106        3,599        3,782        3,644        4,010
 Interest on short term debt .......       1,946        1,579        1,421        1,778        3,081        2,933        3,200
 Other interest expense ............       1,179        1,099          212         (664)        (531)        (291)          72
 Interest factors associated with
   rentals .........................       5,551        4,177        3,884        4,148        4,364        4,298        4,116
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total Fixed Charges ................   $  60,277    $  60,139    $  64,902    $  62,608    $  67,243    $  68,813    $  68,707
                                       =========    =========    =========    =========    =========    =========    =========
Earnings before income taxes and
 fixed charges(a) ..................   $ 205,279    $ 213,716    $ 218,850    $ 190,884    $ 212,777    $ 165,934    $ 218,189
                                       =========    =========    =========    =========    =========    =========    =========

Preferred dividend requirements(b)     $  22,395    $  25,636    $  24,730    $  23,196    $  21,760    $  21,021    $  19,588
                                       =========    =========    =========    =========    =========    =========    =========
Combined fixed charges and preferred
 dividend requirement ..............   $  82,672    $  85,775    $  89,632    $  85,804    $  89,003    $  85,394    $  88,295
                                       =========    =========    =========    =========    =========    =========    =========

Ratio of earnings to Combined Fixed
 Charges & Preferred Dividend
 Requirements.......................        2.48         2.49         2.44         2.22         2.39         1.93         2.47

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(a)  Excludes the amount of capitalized interest associated with fixed charges.
(b) Represents pre-tax earnings required to cover preferred stock dividend requirement.